Exhibit 99.1

FOR IMMEDIATE RELEASE

Agency Contact:	Company Contact:
Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Chris Chavez, President & CEO (972) 309-8000 www.ANSmedical.com

Advanced Neuromodulation Systems
Second Quarter Net Income Doubles on
79% Increase in Neuro Product Sales

First Half Net Income Increases 143%; Management Increases Guidance for 2003

     DALLAS, TEXAS, July 28, 2003 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) announced today that revenue for the three months ended June 30, 2003 increased 66% to a record $22,324,000. This compares to revenue of $13,423,000 for the second quarter of 2002. Sales of ANS’ neuromodulation products for the treatment of chronic pain increased 79% to a record $19,348,000 from $10,829,000 a year earlier. Net income for the second quarter of 2003 doubled to a record $2,923,000, or $0.14 per diluted share, from $1,448,000, or $0.09 per diluted share, for the second quarter of 2002.

     For the six months ended June 30, 2003, revenue increased 69% to a record $41,995,000 from $24,896,000 for the same period of 2002. Net income increased 143% to a record $5,543,000, or $0.27 per diluted share, compared to $2,285,000, or $0.14 per diluted share, for last year’s first half.

     All per share amounts have been adjusted to reflect the 3-for-2 stock split that was effective on July 11, 2003.

Second Quarter Operations Review

     Gross margin rose to 68.4% for this year’s second quarter compared to 62.3% a year earlier. Pre-tax margin increased to 20.5% from 16.6%, despite an increase in sales and marketing expenses related to the acquisition of Sun Medical and continued investments in programs designed to improve ANS' market position. “We expect these investments in our sales and marketing capabilities to drive improved results in the future,” said President and Chief Executive Officer Chris Chavez. Net margin improved to 13.1% for the 2003 second quarter from 10.8% last year.

     At June 30, 2003, cash and equivalents and marketable securities totaled approximately $94 million. ANS has no debt.

     Chavez said that sales of ANS’ Genesis® and Genesis XP™ Totally Implantable Pulse Generator (IPG) Spinal Cord Stimulators and Renew® radio frequency (RF) neurostimulation system continued to gain acceptance from interventional pain physicians in the second quarter. “The integration of the pain management business of our largest distributor, Sun Medical, Inc., which we acquired in March 2003, was substantially completed during the second quarter. This acquisition will continue to positively impact ANS’ ability to grow our business profitability. I am very proud of the entire ANS team for their tireless efforts in delivering another great quarter. We also want to thank our growing list of customers for the trust they place in ANS by prescribing our products for their patients.”

Advanced Neuromodulation Systems Second Quarter Net Income Doubles on 79% Increase in Neuro Product Sales
July 28, 2003
Page Two

Opportunity for Sustained Growth

     “In addition to strong top line and bottom line performance, we continue to make important progress on product development pipeline initiatives. Product development is a crucial element of our strategy to strengthen our product offering to address current and emerging neuromodulation applications,” Chavez said. “Neuromodulation has quickly developed into a significant market that will soon represent a $1 billion opportunity and is expected to continue to grow rapidly. ANS has grown to become an important participant in this exciting industry. By continuing to build and refine our high-performance organization and expand our product development pipeline, we are working to take full advantage of our opportunity to deliver sustained long-term growth.”

Management Increases Guidance for 2003

     ANS currently expects revenue for 2003 in the range of $84,000,000 to $87,000,000 and net income in the range of $0.59 to $0.61 per diluted share.

Conference Call

     ANS has scheduled a conference call today at 11:00 AM ET. The simultaneous webcast is available at
www.ANS-medical.com/investors/index.html. A replay will be available after 1:00 PM ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21154215, after 1:00 PM ET.

About Advanced Neuromodulation Systems

     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies and Fortune magazine recently recognized ANS as one of Fortune’s Top 100 Fastest-Growing Small Companies in the United States. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

     Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: continued market acceptance of the Genesis® IPG and Genesis XP™ IPG; competition from Medtronic, Inc. and future competitors; continued market acceptance of our Renew® system following the launches of the Genesis IPG and Genesis XP IPG; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; obtaining necessary government approvals for new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; reliance on key distributors; completion of research and development projects in an efficient and timely manner; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; successful integration of acquired businesses, products and technologies; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net revenue	$22,324,461	$13,423,371	$41,995,052	$24,896,017
Cost of revenue	7,051,279	5,063,427	13,932,970	9,577,587

Gross profit	15,273,182	8,359,944	28,062,082	15,318,430

Operating expenses:
Research and development	2,352,468	1,375,520	4,044,899	2,668,223
Sales and marketing	6,330,144	3,392,474	11,490,052	6,288,364
Amortization of intangibles	450,338	228,834	805,272	456,630
General and administrative	1,866,333	1,278,437	3,632,251	2,581,309

	10,999,283	6,275,265	19,972,474	11,994,526

Income from operations	4,273,899	2,084,679	8,089,608	3,323,904

Other income (expenses):
Interest expense	—	(3,939)	—	(8,245)
Interest and other income	294,472	147,188	576,127	220,694

	294,472	143,249	576,127	212,449

Income before income taxes	4,568,371	2,227,928	8,665,735	3,536,353
Income taxes	1,645,256	779,487	3,122,806	1,250,936

Net income	$2,923,115	$1,448,441	$5,542,929	$2,285,417

Basic income per share:
Net income	$0.15	$0.10	$0.29	$0.16

Number of basic shares	19,118,414	15,245,627	18,868,663	14,453,802

Diluted income per share:
Net income	$0.14	$0.09	$0.27	$0.14

Number of diluted shares	20,471,865	16,933,533	20,232,006	16,186,478

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2003	2002

Assets
Current assets:
Cash, certificates of deposit and short-term investments	$94,358,236	$96,769,918
Receivable, trade net	15,575,968	10,847,237
Receivable, other	297,589	189,017
Inventories	17,821,126	13,722,946
Deferred income taxes	2,820,810	1,122,617
Prepaid expenses and other current assets	837,052	1,032,883

Total current assets	131,710,781	123,684,618
Net property, plant and equipment	12,605,813	10,607,991
Patents, trademarks, purchased technology & other assets, net	30,025,255	24,051,518

Total assets	$174,341,849	$158,344,127

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,032,220	$2,392,579
Accrued salary and employee benefit costs	2,014,879	3,077,603
Deferred revenue	1,762,617	646,577
Commissions payable	1,132,802	794,521
Accrued tax abatement liability	969,204	969,204
Income taxes payable	—	822,228
Warranty reserve	365,159	402,259
Other accrued expenses	623,593	299,905

Total current liabilities	9,900,474	9,404,876
Deferred income taxes	4,214,657	3,731,939
Non-current deferred revenue	15,623	162,504
Total stockholders’ equity	160,211,095	145,044,808

Total liabilities and stockholders’ equity	$174,341,849	$158,344,127